EXHIBIT 3.1.1

ARTICLES OF INCORPORATION

OF

FIC INVESTMENTS USA CORP.

_________________________________________________________________

FIRST

The name of this corporation is FIC INVESTMENTS USA CORP.

SECOND

Its principal office in the State of Nevada is located at 50 West Liberty Street, Suite 880, Reno, Nevada, 89501. The name and address of its resident agent is The Nevada Agency and Trust Company, at the above address.

THIRD

The purpose or purposes for which the corporation is organized:

To engage in and carry on any lawful business activity or trade, and any activities necessary, convenient, or desirable to accomplish such purposes, not forbidden by law or by these articles of incorporation.

FOURTH

The amount of the total authorized capital stock of the corporation is Twenty-Five Thousand Dollars ($25,000.00) consisting of Twenty-Five Million (25,000,000) shares of common stock with a par value of $0.001 each.

FIFTH

The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

There are 3 initial members of the Board of Directors their names and addresses are:

NAME POST-OFFICE ADDRESS

Michael Lathigee #244 - 2906 West Broadway Street, Vancouver, BC, Canada V6K 1T3

Earle Pasquill 4027 West 27th Avenue, Vancouver, BC, Canada V6X 1R6

Paul Weir 301 - 147 West 16th Street, North Vancouver, BC, Canada V7M 1T3

The number of members of the Board of Directors shall not be less than one nor more than thirteen.

SIXTH

The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

SEVENTH

The name and addresses of the incorporator signing the Articles of Incorporation is as follows:

NAME POST-OFFICE ADDRESS

Michael Lathigee #244 - 2906 West Broadway Street, Vancouver, BC, Canada V6K 1T3

EIGHTH

The corporation is to have perpetual existence.

NINTH

In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

  Subject to the bylaws, if any, adopted by the stockholders, to make, alter, amend or repeal the bylaws of the corporation.

  To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

  To authorize the guaranty by the corporation of the securities, evidences of indebtedness and obligations of other persons, corporations or business entities.

  To set apart out of any funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve.

  By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

  When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

All the corporate powers of the corporation shall be exercised by the board of directors except as otherwise herein or in the bylaws or by law.

TENTH

Meeting of stockholders may be held outside the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ELEVENTH

This corporation reserves the right to amend alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH

The corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada.

A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

THIRTEENTH

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the board of directors may adopt by-laws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of September, 2003.

/s/ Michael Lathigee_________________________
MICHAEL LATHIGEE
Incorporator

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT:

I, _________________________, hereby accept appointment as Resident Agent for the above named corporation, this ______ day of ______________, 2003.

_________________________
Authorized Signature of
Resident Agent Company

************************************************************************

SCHEDULE 1

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS

The Corporation is authorized to issued an unlimited number of shares designated as Class "A" Common Voting shares and an unlimited number of shares designated as Class "B" Common Voting shares. The shares shall have attached to them the rights, privileges, restrictions and conditions as hereinafter set forth.

  Class "A" Common Voting Shares

  The following rights, privileges, restrictions and conditions shall be attached to the Class "A" Common Voting Shares:

    Voting Rights

    The holders of the Class "A" Common Voting Shares are entitled to receive notice of and attend all meetings of shareholders of the Corporation, and to cast one vote for each share held, except meetings at which only holders of a specified class of shares are entitled to vote.

    Dividend Rights

    The holders of the Class "A" Common Voting Shares will in each year, in the absolute discretion of the directors, be entitled, out of any or all profits or surplus available for dividends, to non-cumulative dividends at a rate to be determined by the directors.

    Redemption Price

    For the purposes hereof, the "Redemption Price" in respect of each of the Class "A" Common Voting Shares is the amount determined by the directors to be the net asset value per share of the Class "A" Common Voting Shares based on the financial statements of the Corporation for the month preceding the date redemption notice is given by the holder, determined in accordance with the valuation policies adopted by the Corporation from time to time.

    Redemption at Holder's Option

    Any holder of the Class "A" Common Voting Shares may, after the expiry of three (3) years from the date such shares were issued, by giving written notice to the Corporation at its registered office, require the Corporation to redeem the whole or from time to time, any part of the Class "A" Common Voting Shares held by that holder for the Redemption Price. The notice must set out the date not less than sixty (60) days after the date the notice is received by the Corporation on which redemption is to take place and the number of Class "A" Common Voting Shares to be redeemed. On or after the date specified for redemption, the Corporation will, on presentation and surrender at the registered office of the Corporation of the certificate or certificates for the Class "A" Common Voting Shares to be redeemed, pay or cause to be paid to or for the order of the holder, the Redemption Price in respect of the Class "A" Common Voting Shares to be redeemed, and on payment those Class "A" Common Voting Shares will be redeemed and cancelled. If only some of the Class "A" Common Voting Shares represented by a certificate are redeemed, the Corporation will issue at its expense a new certificate for the balance. If a holder of the Class "A" Common Voting Shares requesting redemption fails to present the certificate for the Class "A" Common Voting Shares to be redeemed on the date specified for redemption, the Corporation may deposit the Redemption Price for the Class "A" Common Voting Shares to be redeemed into a special account in any chartered bank or trust company, to be paid without interest to or to the order of the holder upon presentation and surrender to the bank or trust company of the certificates representing those shares. Upon such a deposit being made, the Class "A" Common Voting Shares in respect of which the deposit is made will be deemed to be redeemed, will be cancelled and the rights of the holder after the deposit will be limited to receiving without interest the Redemption Price so deposited against presentation and surrender of the certificate or certificates for the Class "A" Common Voting Shares to be redeemed, less any charges by the bank or trust company. Notwithstanding the foregoing, the Corporation may waive notice of any redemption by instrument or instruments in writing.

    Restriction on Redemption Rights

    Notwithstanding any other right attached to the Class "A" Common Voting Shares, the Corporation will not be obliged to redeem or repurchase any shares of the Corporation if the redemption or repurchase would contravene any applicable statute, regulation or rule of law or equity.

    Liquidation, Dissolution or Winding-up

  In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purposes of winding-up its affairs or upon a reduction of capital, the holders of the Class "A" Common Voting Shares shall be entitled to receive an amount equal to the Redemption Price as defined in paragraph (c) for each Class "A" Common Voting Share held together with an amount equal to all declared or accrued and unpaid dividends.

  Class "B" Common Voting Shares

  The following rights, privileges, restrictions and conditions shall be attached to the Class "B" Common Voting Shares:

    Voting Rights

    The Class "B" Common Voting Shares are entitled to receive notice of and attend all meetings of shareholders of the Corporation and to cast one vote for each share held, except meetings at which only holders of a specified class of shares are entitled to vote.

    Dividend Rights

    The holders of the Class "B" Common Voting Shares shall in no circumstances be entitled to receive dividends from the Corporation, whether on liquidation, dissolution or winding-up of the Corporation or otherwise, and the directors shall not declare any dividends on the Class "B" Common Voting Shares.

    Liquidation, Dissolution or Winding-up

In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs or upon a reduction of capital, the holders of the Class "B" Common Voting Shares shall, after the holders of the Class "A" Common Voting Shares have received payment of the amounts to which they are entitled in accordance with these Articles, be entitled to receive the amount paid up thereon.